Exhibit 1.2

AMENDMENT NO. 1 TO SALES AGREEMENT
October 2, 2020
Truist Securities, Inc.
3333 Peachtree Road, 11th Floor
Atlanta, Georgia 30326
Ladies and Gentlemen:
9 Meters Biopharma, Inc., a Delaware corporation (the “Company”), and Truist Securities, Inc. (the “Agent”) are parties to that certain Sales Agreement, dated July 22, 2020, (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:
1. Reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3 (File No.333-249268), originally filed with the Commission on October 2, 2020 (as the same may be amended from time to time, the “New Registration Statement”), when the New Registration Statement is declared effective by the Commission.
2. References to the date of the Original Agreement in the form of Issuance Notice included as Schedule I to the Original Agreement and the Form of Officer’s Certificate included as Exhibit A to the Original Agreement are hereby revised to read, “July 22, 2020, as amended by Amendment No. 1 to the Sales Agreement, dated October 2, 2020.”
3. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.
4. This Amendment No. 1 to the Original Agreement (this “Amendment”) shall become effective upon the date that the New Registration Statement is declared effective under the Securities Act.
5. Entire Agreement; Amendment; Severability. This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Issuance Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.
6. Governing Law Provisions. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and

Exhibit 1.2

sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
7. Counterparts. This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file or via DocuSign electronic signature.
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Exhibit 1.2

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding amendment to the Original Agreement.

Very truly yours,

9 METERS BIOPHARMA, INC.

By:	/s/ Edward J. Sitar
Name:	Edward J. Sitar
Title:	Chief Financial Officer
The foregoing amendment is hereby confirmed and accepted by the Agent as of the date first above written.

TRUIST SECURITIES, INC.

By:	/s/ Keith Carpenter
Name:	Keith Carpenter
Title:	Director